EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                     OF NEWTOWN LANE MARKETING, INCORPORATED

     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Newtown Lane Marketing, Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify and set forth as follows:

     1. The name of the corporation is Newtown Lane Marketing, Incorporated (the "CORPORATION").

     2. The Corporation's Amended and Restated Certificate of Incorporation was filed on February 27, 2006 ("Charter").

     3. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth a proposed amendment to the Corporation's Charter (the "Certificate of Amendment"), and declaring such Certificate of Amendment to be advisable and in the best interests of the Corporation and its stockholders.

     4. Pursuant to the recommendation of the Board of Directors of the Corporation, this Certificate of Amendment was consented to in writing by the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     5. The Corporation's Charter is hereby amended by amending and restating Paragraph A of Article FOURTH thereof to read as follows:

     "A. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000 shares, consisting of (i) 100,000,000 shares of common stock, $.001 par value per share (the "Common Stock") and (ii) 1,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock")."

     6. This Certificate of Amendment will be effective upon filing.

     IN WITNESS WHEREOF, Newtown Lane Marketing, Incorporated has caused this Certificate of Amendment to be signed on this 18th day of October 2007.

                                     Newtown Lane Marketing, Incorporated


                                     By: /s/ Arnold P. Kling
                                         ----------------------------------
                                             Arnold P. Kling, President